Exhibit 99.1

MYR Group Inc. Announces Third-Quarter and First Nine-Months 2014 Results

Rolling Meadows, Ill., November 5, 2014 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its third-quarter and first nine-months 2014 financial results.

Highlights

•	Q3 2014 revenues of $248.5 million compared to $232.9 million for the same period last year, an increase of 6.7 percent.
•	Q3 2014 C&I revenues of $68.5 million compared to $45.7 million for the same period last year, an increase of 49.8 percent.
•	First nine-months 2014 revenues of $693.0 million compared to $648.1 million for the same period last year, an increase of 6.9 percent.
•	First nine-months 2014 C&I revenues of $184.6 million compared to $126.4 million for the same period last year, an increase of 46.0 percent.
•	Backlog increased for the third consecutive quarter to $409.0 million at September 30, 2014.
•	MYR purchased 407,977 shares of its common stock in Q3 2014 under its $25.0 million share repurchase program.

Management Comments

Bill Koertner, MYR's President and CEO said, "We are pleased with our strong financial performance in the third quarter, highlighted by four consecutive year over year quarterly increases in revenue and three consecutive quarterly increases in backlog. In addition, our cash balance increased in the third quarter even though we bought back $9.0 million of our stock under our share repurchase program and invested $10.8 million to expand our fleet.” Mr. Koertner continued, "We are pleased to see further recovery in our commercial and industrial markets as well as some strengthening of our utility distribution work. Transmission work remains strong with plenty of small to mid-sized projects to bid. We are looking to expand our business in new geographic markets and with new service offerings. We intend to remain disciplined in our approach to grow smart and capitalize on our great reputation, talented people, fleet resources and strong balance sheet. We are well positioned to grow our business and deliver shareholder value."

Third-Quarter Results

MYR reported third-quarter 2014 revenues of $248.5 million, an increase of $15.6 million, or 6.7 percent, compared to the third quarter of 2013. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $180.0 million, a decrease of $7.2 million, or 3.8 percent, from the third quarter of 2013. Material and subcontractor costs in our T&D segment comprised approximately 34 percent of total contract costs in the third quarter of 2014, compared to approximately 27 percent in the third quarter of 2013. The Commercial and Industrial (C&I) segment reported third-quarter 2014 revenues of $68.5 million, an increase of $22.8 million, or 49.8 percent, over the third quarter of 2013. The increase in C&I revenues was due to increased activity in most of our service offerings as well as improved market conditions in Colorado and Arizona.

Consolidated gross profit increased to $32.7 million, or 13.2 percent of revenues, in the third quarter of 2014, compared to $32.5 million, or 13.9 percent of revenues, in the third quarter of 2013. The increase in gross profit was primarily due to higher revenues. The decline in gross margin was primarily due to lower equipment utilization, particularly large specialty transmission equipment as several large transmission projects were substantially complete or nearing completion, as well as higher equipment repairs and maintenance costs. In the third quarter of 2014 and 2013, gross margin benefited by approximately 1.0 percent and 0.6 percent, respectively, from improved contract margins on several transmission projects due to cost efficiencies, additional work and effective contract management.

Selling, general and administrative expenses decreased to $19.3 million in the third quarter of 2014 compared to $19.6 million in the third quarter of 2013. The decline in selling, general and administrative expenses in the third quarter of 2014 was due to the legal reserve of $2.3 million, recorded in the third quarter of 2013, pertaining to litigation regarding a traffic accident. The impact of the legal reserve was largely offset by higher personnel costs to support operations and higher stock compensation costs in the third quarter of 2014. As a percentage of revenues, selling, general and administrative expenses decreased to 7.8 percent for the third quarter of 2014 from 8.4 percent for the third quarter of 2013. The legal reserve represented 1.0 percent of revenues in the third quarter of 2013.

For the third quarter of 2014, net income was $8.4 million, or $0.39 per diluted share, compared to $8.3 million, or $0.38 per diluted share, for the same period of 2013. Without the legal reserve discussed above, third-quarter 2013 net income would have been $9.8 million, or $0.45 per diluted share. Third-quarter 2014 EBITDA, a non-GAAP financial measure, was $21.9 million, or 8.8 percent of revenues, compared to $20.4 million, or 8.8 percent of revenues, in the third quarter of 2013. Excluding the legal reserve, third-quarter 2013 EBITDA was $22.7 million or 9.8 percent of third-quarter 2013 revenues.

First Nine-Months Results

MYR reported revenues of $693.0 million for the first nine months of 2014, an increase of $44.9 million, or 6.9 percent, compared to the first nine months of 2013. Specifically, the T&D segment reported revenues of $508.4 million, a decrease of $13.3 million, or 2.6 percent, from the first nine months of 2013. Material and subcontractor costs in our T&D segment comprised approximately 27 percent of total contract costs in the first nine months of 2014, compared to approximately 26 percent in the first nine months of 2013. The C&I segment reported first nine-months 2014 revenues of $184.6 million, an increase of $58.2 million, or 46.0 percent, over the first nine months of 2013. The increase in C&I revenues was due to increased activity in most of our service offerings as well as improved market conditions in Colorado and Arizona.

Consolidated gross profit decreased to $90.3 million, or 13.0 percent of revenues, in the first nine months of 2014, compared to $91.0 million, or 14.0 percent of revenues, in the first nine months of 2013. The year-over-year decline in gross profit and gross margin was primarily due to lower equipment utilization, particularly large specialty transmission equipment as several large transmission projects were substantially complete or nearing completion, as well as higher equipment repairs and maintenance costs. Gross margin in the first nine months of 2014 and 2013 benefited by approximately 1.7 percent and 0.8 percent, respectively, from improved contract margins on several transmission projects due to cost efficiencies, additional work and effective contract management.

Selling, general and administrative expenses increased to $54.3 million in the first nine months of 2014 compared to $51.7 million in the first nine months of 2013. The increase in selling, general and administrative expenses for the first nine months of 2014 as compared to the first nine months of 2013 was primarily due to higher personnel costs to support operations and higher stock compensation costs. Additionally, the first nine months of 2013 were impacted by the legal reserve of $2.3 million, recorded in the third quarter of 2013. As a percentage of revenues, selling, general and administrative expenses decreased to 7.8 percent for the first nine months of 2014 from 8.0 percent for the first nine months of 2013. The legal reserve represented 0.4 percent of revenues in the first nine months of 2013.

For the first nine months of 2014, net income was $22.4 million, or $1.03 per diluted share, compared to $24.7 million, or $1.14 per diluted share, for the same period of 2013. Without the legal reserve, first nine-months 2013 net income would have been $26.2 million, or $1.21 per diluted share. First nine-months 2014 EBITDA, a non-GAAP financial measure, was $60.9 million, or 8.8 percent of revenues, compared to $61.3 million, or 9.5 percent of revenues, in the first nine months of 2013. Excluding the legal reserve, first nine-months 2013 EBITDA was $63.6 million or 9.8 percent of 2013 revenues.

Backlog

As of September 30, 2014, MYR's backlog was $409.0 million, consisting of $289.3 million in the T&D segment and $119.7 million in the C&I segment. Total backlog at September 30, 2014 was $11.1 million higher compared to the $397.9 million reported at June 30, 2014. T&D backlog at September 30, 2014 increased $23.6 million, or 8.9 percent from June 30, 2014, while C&I backlog decreased $12.5 million, or 9.4 percent, over the same period. Total backlog at September 30, 2014 decreased $35.0 million, or 7.9 percent, from the $444.0 million reported at September 30, 2013.

Balance Sheet and Share Repurchases

As of September 30, 2014, MYR had cash and cash equivalents of $64.6 million and $155.4 million of borrowing availability under its credit facility. In the first nine months of 2014, MYR purchased 438,577 shares of its common stock for approximately $10.5 million under its $25.0 million share repurchase program. As of September 30, 2014, MYR had $14.5 million of remaining capacity to purchase shares under its share repurchase program.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release.  MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others.  These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its third-quarter 2014 results on Thursday, November 6, 2014, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Wednesday, November 12, 2014, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 20931489. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the MYR's website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Wednesday, November 12, 2014 at 11:59 P.M. Eastern time.

About MYR Group Inc.

MYR Group is a leading specialty contractor serving the electrical infrastructure market and has the experience and expertise to complete electrical installations of any type and size. MYR Group’s comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. MYR Group’s transmission and distribution customers include electric utilities, cooperatives, municipalities and private developers. MYR Group also provides commercial and industrial electrical contracting services to property owners and general contractors throughout the western United States. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this announcement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, and may include projections and estimates concerning the timing and success of specific projects and our future revenue, income, backlog, liquidity, capital spending and investments. The forward-looking statements in this announcement are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “possible,” “plan,” “goal,” “objective,” “outlook,” “see,” “may,” “should,” “could,” “appears” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement and are based on our current expectations and assumptions about future events, including with respect to expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. These statements do not guarantee future performance and actual results may differ materially from these statements. We disclaim any obligation to update these statements, unless required by securities laws, and we caution you not to rely on them unduly. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in any risk factors or cautionary statements contained in MYR’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Paul J. Evans, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of September 30, 2014 and December 31, 2013

	September 30,	December 31,
(In thousands, except share and per share data)	2014	2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$64,609	$76,454
Accounts receivable, net of allowances of $1,192 and $1,132, respectively	160,406	173,468
Costs and estimated earnings in excess of billings on uncompleted contracts	61,378	40,519
Deferred income tax assets	13,143	14,550
Receivable for insurance claims in excess of deductibles	11,873	11,389
Refundable income taxes	2,629	1,286
Other current assets	2,683	6,283
Total current assets	316,721	323,949
Property and equipment, net of accumulated depreciation of $139,604 and $115,679, respectively	153,968	142,931
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $3,143 and $2,893, respectively	9,949	10,199
Other assets	1,462	1,744
Total assets	$528,699	$525,422

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$68,150	$79,605
Billings in excess of costs and estimated earnings on uncompleted contracts	48,468	52,952
Accrued self insurance	39,419	39,111
Other current liabilities	36,558	32,711
Total current liabilities	192,595	204,379
Deferred income tax liabilities	23,719	23,719
Other liabilities	1,074	1,233
Total liabilities	217,388	229,331
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares;
none issued and outstanding at September 30, 2014 and December 31, 2013	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares;
20,958,619 and 21,223,076 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	207	210
Additional paid-in capital	154,008	161,202
Retained earnings	157,096	134,679
Total stockholders’ equity	311,311	296,091
Total liabilities and stockholders’ equity	$528,699	$525,422

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2014 and 2013

	Three months ended		Nine months ended
	September 30,		September 30,
(In thousands, except per share data)	2014	2013	2014	2013
Contract revenues	$248,473	$232,890	$692,988	$648,148
Contract costs	215,749	200,407	602,656	557,109
Gross profit	32,724	32,483	90,332	91,039
Selling, general and administrative expenses	19,282	19,576	54,267	51,727
Amortization of intangible assets	83	84	250	251
Gain on sale of property and equipment	(48)	(256)	(119)	(770)
Income from operations	13,407	13,079	35,934	39,831
Other income (expense)
Interest income	57	—	90	3
Interest expense	(179)	(175)	(534)	(537)
Other, net	2	2	164	(15)
Income before provision for income taxes	13,287	12,906	35,654	39,282
Income tax expense	4,883	4,591	13,237	14,545
Net income	$8,404	$8,315	$22,417	$24,737
Income per common share:
—Basic	$0.40	$0.39	$1.06	$1.18
—Diluted	$0.39	$0.38	$1.03	$1.14
Weighted average number of common shares and potential common shares outstanding:
—Basic	20,988	20,860	21,040	20,769
—Diluted	21,521	21,452	21,536	21,398

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2014 and 2013

	Nine months ended
	September 30,
(In thousands)	2014	2013
Cash flows from operating activities:
Net income	$22,417	$24,737
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	24,551	21,203
Amortization of intangible assets	250	251
Stock-based compensation expense	3,271	2,551
Deferred income taxes	1,407	400
Gain on sale of property and equipment	(119)	(770)
Other non-cash items	95	114
Changes in operating assets and liabilities
Accounts receivable, net	13,062	(13,907)
Costs and estimated earnings in excess of billings on
uncompleted contracts	(20,859)	19,864
Receivable for insurance claims in excess of deductibles	(484)	(90)
Other assets	2,439	795
Accounts payable	(11,162)	(18,745)
Billings in excess of costs and estimated earnings on
uncompleted contracts	(4,484)	34,429
Accrued self insurance	308	(390)
Other liabilities	2,932	1,051
Net cash flows provided by operating activities	33,624	71,493
Cash flows from investing activities:
Proceeds from sale of property and equipment	230	914
Purchases of property and equipment	(35,992)	(31,540)
Net cash flows used in investing activities	(35,762)	(30,626)
Cash flows from financing activities:
Proceeds from exercise of stock options	450	1,717
Excess tax benefit from stock-based awards	390	971
Repurchase of common shares	(10,585)	(542)
Other financing activities	38	56
Net cash flows provided by (used in) financing activities	(9,707)	2,202
Net increase (decrease) in cash and cash equivalents	(11,845)	43,069
Cash and cash equivalents:
Beginning of period	76,454	19,825
End of period	$64,609	$62,894

MYR GROUP INC.

Unaudited Consolidated Selected Data and Net Income Per Share

Three and Twelve Months Ended September 30, 2014 and 2013

	Three months ended		Last twelve months ended
	September 30,		September 30,
(in thousands, except per share data)	2014	2013	2014		2013

Summary Statement of Operations Data:
Contract revenues	$248,473	$232,890	$947,569		$895,911
Gross profit	$32,724	$32,483	$124,170		$123,955
Income from operations	$13,407	$13,079	$51,720		$55,472
Net income	$8,404	$8,315	$32,439		$34,508

Per Share Data:
Income per common share (1):
- Basic	$0.40	$0.39	$1.53	(2)	$1.64	(2)
- Diluted	$0.39	$0.38	$1.50	(2)	$1.60	(2)
Weighted average number of common shares
and potential common shares outstanding:
- Basic	20,988	20,860	21,028	(3)	20,705	(3)
- Diluted	21,521	21,452	21,553	(3)	21,353	(3)

	September 30,	December 31,	September 30,	September 30,
(in thousands)	2014	2013	2013	2012

Summary Balance Sheet Data:
Total assets	$528,699	$525,422	$513,687	$460,249
Total stockholders' equity (book value)	$311,311	$296,091	$284,165	$243,232
Goodwill and intangible assets	$56,548	$56,798	$56,882	$57,217
Total debt	$—	$—	$—	$—

(in thousands, except per share data)	Three months ended		Nine months ended
Reconciliation of Non-GAAP measures:	September 30, 2013		September 30, 2013
	Amount	Per Share	Amount	Per Share
Legal Settlement Impact on 2013 Net Income (4):
Net Income	$8,315	$0.38	$24,737	$1.14
Impact of legal reserve on net income	$2,302	$0.11	$2,302	$0.11
Tax impact of legal reserve on net income	$(852)	$(0.04)	$(852)	$(0.04)
Net impact of legal reserve	$1,450	$0.07	$1,450	$0.07
Net income excluding legal reserve	$9,765	$0.45	$26,187	$1.21

(1)	MYR calculates net income per common share in accordance with ASC 260, Earnings Per Share.
(2)	Last-twelve-months earnings per share is the sum of earnings per share reported in the last four quarters.
(3)	Last-twelve-months average basic and diluted shares were determined by adding the average shares reported for the last four quarters and dividing by four.
(4)	Legal settlement impact on 2013 net income is a non-GAAP measure management feels is important to understanding the results of the three and nine months ended September 30, 2013. The non-GAAP measure Legal Settlement Impact on 2013 Net Income is reconciled back to net income and diluted earnings per share for the periods presented.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three and Twelve Months Ended September 30, 2014 and 2013

	Three months ended		Last twelve months ended
	September 30,		September 30,
(in thousands, except per share data, ratios and percentages)	2014	2013	2014	2013

Financial Performance Measures (1):

EBITDA (2)	$21,940	$20,423	$84,414	$83,573
EBITDA per Diluted Share (3)	$1.02	$0.95	$3.92	$3.91
Free Cash Flow (4)	$18,569	$23,901	$10,016	$42,057
Book Value per Diluted Share (5)	$14.47	$13.25
Tangible Book Value (6)	$254,763	$227,283
Tangible Book Value per Diluted Share (7)	$11.84	$10.59
Debt Leverage Ratio (8)	0.0	0.0
Asset Turnover (9)			1.84	1.95
Return on Assets (10)			6.3%	7.5%
Return on Equity (11)			11.4%	14.2%

Reconciliation of Non-GAAP measures:
Reconciliation of Net Income to EBITDA:
Net income	$8,404	$8,315	$32,439	$34,508
Interest expense, net	$122	$175	$628	$631
Provision for income taxes	$4,883	$4,591	$18,805	$20,242
Depreciation and amortization	$8,531	$7,342	$32,542	$28,192
EBITDA (2)	$21,940	$20,423	$84,414	$83,573

Reconciliation of Net Income per diluted share
to EBITDA per diluted share:
Net Income per share:	$0.39	$0.38	$1.50	$1.60
Interest expense, net, per share	$0.01	$0.01	$0.03	$0.03
Provision for income taxes per share	$0.23	$0.21	$0.87	$0.95
Depreciation and amortization per share	$0.39	$0.35	$1.52	$1.33
EBITDA per diluted share (3)	$1.02	$0.95	$3.92	$3.91

Calculation of Free Cash Flow:
Net cash flow from operating activities	$29,327	$33,523	$57,193	$78,752
Less: cash used in purchasing property and equipment	$(10,758)	$(9,622)	$(47,177)	$(36,695)
Free Cash Flow (4)	$18,569	$23,901	$10,016	$42,057

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders' equity)	$311,311	$284,165
Goodwill and intangible assets	$(56,548)	$(56,882)
Tangible Book Value (6)	$254,763	$227,283

Reconciliation of Book Value per diluted share
to Tangible Book Value per diluted share:
Book value per diluted share:	$14.47	$13.25
Goodwill and intangible assets per diluted share	(2.63)	(2.66)
Tangible Book Value per diluted share (7)	$11.84	$10.59

	Period ending
	September 30, 2013
	Three Months	Nine Months
Reconciliation of 2013 Net Income to 2013 EBITDA
excluding legal reserve:
Net income	$8,315	$24,737
Interest expense, net	$175	$537
Provision for income taxes	$4,591	$14,545
Depreciation and amortization	$7,342	$21,454
Legal reserve	$2,302	$2,302
2013 EBITDA Excluding Legal Reserve (12)	$22,725	$63,575

(1)	These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance and prospects for future performance, to review measurements included in the financial covenants in our credit facility and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(2)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant that we must report to our bank on a quarterly basis. In addition, management considers EBITDA a useful measure because it eliminates differences which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.
(3)	EBITDA per share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(4)	Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(5)	Book value per share is calculated by dividing total stockholders’ equity at the end of the period by the weighted average diluted shares outstanding for the period.
(6)	Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity outstanding at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.
(7)	Tangible book value per share is calculated by dividing tangible book value at the end of the period by the weighted average number of diluted shares outstanding for the period. Tangible book value per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(8)	The debt leverage ratio is calculated by dividing total debt at the end of the period by total stockholders’ equity at the end of the period.
(9)	Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(10)	Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(11)	Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.
(12)	The Company also computed 2013 EBITDA Excluding Legal Reserve for the periods presented, which is a non-GAAP measure.